CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RFMC GLOBAL DIRECTIONAL FUND, LP

It is hereby certified that:

FIRST:	The name of the limited partnership (hereinafter called the “Partnership”) is RFMC Global Directional Fund, LP

SECOND:	A Certificate of Limited Partnership of the Partnership, a Delaware limited partnership, was filed on March 19, 2007 in the Office of the Secretary of State of the State of Delaware.

THIRD:	Pursuant to provisions of Section 17-202, Title 6, Delaware Code, the Certificate of Limited Partnership is amended as follows:

Article 1 of the Certificate of Limited Partnership of the Partnership is deleted in its entirety and amended to read as follows:

“The name of the limited partnership is Bridgeton Global Directional Fund, LP”

Article 3 of the Certificate of Limited Partnership of the Partnership is amended to read as follows:

“The name and address of the general partner is as follows:

“Bridgeton Fund Management, LLC
7535 Windsor Drive, Suite 205
Allentown, Pennsylvania 18195”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Partnership this 1st day of March, 2011.

RUVANE FUND MANAGEMENT CORPORATION, a general partner

By: /s/ Robert L. Lerner
Name: Robert L. Lerner
Title: Chief Executive

BRIDGETON FUND MANAGEMENT, LLC, a general partner

By: /s/ Stephen J. Roseme
Name: Stephen J. Roseme
Title: Authorized Person